                                                                        [LOGO]

                                                                   EXHIBIT 2.2


HONGKONGBANK
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
Hong Kong Main Office: 1 Queen's Road Central, Hong Kong

Ref:  CORPORATE & INSTITUTIONAL BANKING
      TOYS & ELECTRONICS DIVISION

CONFIDENTIAL

Nam Tai Electronic &
  Electrical Products Ltd
Unit 513-520
No.1 Hung To Road
Kwun Tong
KOWLOON
                                                           25 July 1995
Attention:       Mr Tadao Murakami



Dear Sirs

BANKING FACILITIES
A/C NO. 600-848972-001

With reference to our recent discussion, we are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following revised limits which will be made available on the specific terms and conditions outlined below and upon the satisfactory completion of the security detailed below. These facilities are subject to review at any time and, in any event by 31 May 1996, and also subject to our overriding right of withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.


                                                 New              Previously
                                                 ---              ----------
Overdraft                                       HKD   500,000    HKD   500,000
- ---------

Interest on the overdraft facility will
continue to be charged on daily balances at 1/2% per annum over out best lending rate, (currently 9% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

Import/Export Facilities                        HKD60,000,000    HKD25,000,000
- ------------------------

Documentary Credits with import finance up to 90 days and/or D/P bills purchased on approved drawees.

within which                                   (HKD60,000,000)  (HKD25,000,000)
- ------------

Goods under your control and/or Trust Receipts.

GPO Box 64, Hong Kong
Telephone:  2822 1111 Telex: 73205 HSBC HX Telegrams: Hongbank Hongkong
Facsimile:
                                                              Member HSBC Group

                                                                         [LOGO]

Nam Tai Electronic &
  Electrical Products Ltd                - 2 -                     25 July 1995

- -------------------------------------------------------------------------------


Interest on the USD import and export finance will continue to be charged on a daily basis at 1% below our board rates (published by us from time to time but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

                                                 New               Previously
                                                 ---               ----------
Foreign Exchange Line
- ---------------------

Total Spot Contract Limit                         -                HKD5,000,000

Total Forward Contract Limit up to              HKD10,000,000      HKD5,000,000
6 months.

Unless by prior arrangement, contracts entered into under this facility are not to exceed six months in duration.

Terms and Conditions
- --------------------

Contracts may only be entered into to cover trade related exchange exposure incurred in the normal course of business.

Foreign Exchange facilities remain subject to our overriding right to call for cash cover on demand if in the Bank's view a negative foreign exchange position requires such cover. Further, the Bank may, after having discussed the position with yourselves, close out any or all of your outstanding forward foreign exchange contracts and demand settlement of the balance due.

Foreign exchange contracts continue to be governed by the conditions appearing on the reverse of the standard contract form. These contract forms should be checked upon receipt and the copy signed and returned to the Bank.

Security
- --------

As requested, we are agreeable to releasing the corporate guarantee dated 7 September 1994 for HKD26,400,000 from Nam Tai Electronics Inc together with a board resolution dated 7 September 1994, which is supported by a deposit for USD400,000 in name of Nam Tai Electronics Inc placed with HongkongBank of Canada and held under lien to us.

As alternative security, please let us have:-

1) A corporate guarantee for HKD65,000,000 from Nam Tai Electronics Inc together with a supporting board resolution authorizing its issuance. We enclose our standard form of guarantee for your completion and return.

2) A Negative Pledge from Nam Tai Electronics Inc not to pledge any of its assets with any banks as securities without our prior consent.

                                                                         [LOGO]

Nam Tai Electronic &
  Electrical Products Ltd                - 3 -                     25 July 1995

- -------------------------------------------------------------------------------



Please arrange for the authorized signatories of your company, in accordance with the terms of the mandate given to the Bank, to sign and return to us the duplicate copy of this letter to signify your confirmation as to the correctness of the security held, and your continued understanding and acceptance of the terms and conditions under which these facilities are granted.

A review fee of HKD12,000 will be charged to the debit of your current account upon receipt of your acceptance to these facilities.

These facilities will remain open for acceptance until the close of business on 15 August 1995 and if not accepted by that date will be deemed to have lapsed.

We are pleased to be of continued assistance.

Yours faithfully                            We hereby confirm our acceptance
                                            of the terms and conditions under
                                            which the aforesaid facilities
                                            are granted



Eden Y D  Wong

Assistant Corporate Relationship Manager

by/NAMTAI

Enc